Short-Term Bond Fund of America

February 28, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$6,006
Class B	$6
Class C	$25
Class F1	$171
Class F2	$893
Total	$7,101
Class 529-A	$513
Class 529-B	$1
Class 529-C	$14
Class 529-E	$9
Class 529-F1	$120
Class R-1	$1
Class R-2	$9
Class R-2E	$0*
Class R-3	$26
Class R-4	$37
Class R-5	$24
Class R-6	$1,677
Total	$2,431

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.02
Class B	$0.00
Class C	$0.00
Class F1	$0.01
Class F2	$0.03
Class 529-A	$0.02
Class 529-B	$0.00
Class 529-C	$0.00
Class 529-E	$0.00
Class 529-F1	$0.02
Class R-1	$0.00
Class R-2	$0.00
Class R-2E	$0.01
Class R-3	$0.00
Class R-4	$0.02
Class R-5	$0.03
Class R-6	$0.03

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	292,212
Class B	1,052
Class C	9,739
Class F1	12,427
Class F2	32,306
Total	347,736
Class 529-A	29,273
Class 529-B	202
Class 529-C	6,993
Class 529-E	1,865
Class 529-F1	5,132
Class R-1	538
Class R-2	4,550
Class R-2E	1
Class R-3	6,033
Class R-4	2,456
Class R-5	825
Class R-6	57,880
Total	115,748

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$9.99
Class B	$9.94
Class C	$9.90
Class F1	$9.99
Class F2	$9.99
Class 529-A	$9.99
Class 529-B	$9.91
Class 529-C	$9.88
Class 529-E	$9.98
Class 529-F1	$9.99
Class R-1	$9.90
Class R-2	$9.90
Class R-2E	$9.99
Class R-3	$9.98
Class R-4	$9.99
Class R-5	$9.99
Class R-6	$9.99

* Amount less than one thousand